Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 17, 2006, in the Registration Statement (Amendment No. 1 to Form S-4) and related Prospectus of Brookstone, Inc. for the registration of the 12.00% Second Lien Senior Secured Notes due 2012 and Guarantees of 12.00% Second Lien Senior Secured Notes due 2012.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 6, 2006